Exhibit (d)(3)

EXCLUSIVITY AGREEMENT

This Exclusivity Agreement (this “Agreement”) is entered into as of May 27, 2016, by and between Cavium, Inc., a Delaware corporation (“Cavium”) and QLogic Corporation, a Delaware corporation (“QLogic”). Cavium and QLogic are currently in preliminary negotiations related to a possible business combination transaction (the “Potential Transaction”). In recognition of the time and effort that Cavium may expend and the expenses that Cavium may incur in pursuing these negotiations and investigating QLogic’s business, each of Cavium and QLogic, intending to be legally bound, agrees as follows:

Exclusivity. With the exception of the Potential Transaction, during the period beginning on the date hereof and ending at the earlier of (x) 11:59pm Pacific Time on June 23, 2016, or (y) notification by Cavium to QLogic pursuant to Section 4 of the NDA that Cavium has determined not to proceed with the Potential Transaction, QLogic nor any of its Representatives (as defined below) will, directly or indirectly, (i) agree to, solicit, initiate, or knowingly encourage any expression of interest, offer, proposal or inquiry from any party relating to any potential acquisition, sale, merger or consolidation, or tender offer or exchange offer with respect to, QLogic or any of its subsidiaries, or any acquisition or other transfer of any material portion of the business, assets or equity interests of QLogic and its subsidiaries, taken as a whole (an “Acquisition Proposal”), (ii) participate in any negotiations regarding, or furnish any person any information or access to the books and records of QLogic or any of its subsidiaries in connection with, an Acquisition Proposal, or (iii) release any third party from, or waive any provision of, any confidentiality, non-solicitation or standstill agreement to which QLogic or any of its direct or indirect subsidiaries is a party in connection with any Acquisition Proposal. QLogic will, and will use its reasonable best efforts to cause its Representatives to, immediately cease and cause to be terminated all contacts or negotiations with parties other than Cavium and its Representatives related to any Acquisition Proposal, and if QLogic or any of its Representatives receives an expression of interest, offer, proposal or inquiry relating to an Acquisition Proposal, neither QLogic nor its Representatives shall respond (other than to acknowledge receipt and indicate that QLogic may not further respond), and QLogic shall promptly provide Cavium with oral and written notice of such expression of interest, offer, proposal or inquiry, which written notice shall, except to the extent restricted by an agreement existing on the date hereof with such person, include the identity of the third party making such expression of interest, offer, proposal or inquiry, a copy of such expression of interest, offer, proposal or inquiry, if in writing, or a summary of the material terms and conditions of such expression of interest, offer, proposal or inquiry, if not in writing. The term “Representatives” shall mean, with respect to any entity, any affiliates of such entity, including, without limitation, the direct and indirect subsidiaries of such entity, and such entity’s and its affiliates’ directors, officers, employees, representatives (including, without limitation, financial advisors, attorneys and accountants) or agents.

Non-Disclosure. The parties acknowledge and agree that this Agreement shall be subject to the Mutual Confidentiality Agreement, dated as of April 19, 2016, by and between Cavium and QLogic (the “NDA”), and that each of the following shall be deemed to be included in the definition of “Information” in the NDA: (a) the existence or terms of this Agreement, (b) the existence of discussions or negotiations between QLogic and Cavium, and (c) the existence or terms of any proposal regarding the Potential Transaction.

Non-Contravention. QLogic hereby represents and warrants that the execution and delivery of this Agreement and the performance by QLogic of its obligations hereunder will not conflict with, or result in any violation of, any agreement to which QLogic or any of its affiliates is a party or by which QLogic or any of its affiliates or any of their respective assets or properties may be bound.

Notice. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly given on the day of delivery (or, if such date is not a business day, on the first business day after delivery) if delivered by hand or email (with confirmation of delivery), or on the first business day after being sent by overnight courier or overnight express delivery service (in each case, with confirmation of delivery) to the address set forth beneath the name of such party below (or to such other address as such party shall have specified in a written notice given to the other parties hereto):

if to Cavium:

Cavium, Inc.

2315 N. First Street

San Jose, CA 95131

Attn: General Counsel

email: vince.pangrazio@cavium.com

if to QLogic:

QLogic Corporation

26650 Aliso Viejo Parkway

Aliso Viejo, CA 92656

Attn: General Counsel

email: michael.hawkins@qlogic.com

Governing Law and Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to agreements made and to be performed within that state. Each party hereby irrevocably and unconditionally consents to submit to personal jurisdiction and venue in any federal or state courts located in (or having jurisdiction over) the state of Delaware for any action, suit or proceeding arising out of this Agreement; provided, however, that any action involving any equitable claim will be brought exclusively in the Delaware Court of Chancery. As provided above, each party hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement in any federal or state courts located in (or having jurisdiction over) the state of Delaware, and hereby further irrevocably and unconditionally waives its right and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS LETTER AGREEMENT OR ANY OTHER AGREEMENT ENTERED INTO IN CONNECTION HEREWITH AND FOR ANY COUNTERCLAIM WITH RESPECT THERETO. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS LETTER AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS PARAGRAPH.

Relief. QLogic agrees that any violation of the restrictions set forth in the “Exclusivity” paragraph of this Agreement by any of its Representatives shall be deemed a breach by QLogic, but only to the extent QLogic did not use reasonable best efforts to cause such Representatives to comply with such provisions. Each party acknowledges that money damages and remedies at law are inadequate to protect the other party against any actual or threatened breach of or failure to comply with this agreement by such party or by its Representatives and, without prejudice to any rights and remedies otherwise available to the other party, each party acknowledges that the other party will be entitled to seek specific performance, injunctive relief and other equitable remedies, and each party further agrees to waive any requirement for the securing or posting of any bond in connection with any such remedy. The foregoing remedies are not the exclusive remedy for any breach or violation of the provisions of this Agreement, but are in addition to all other remedies to which they may be entitled at law or in equity.

Costs. Each party hereto shall bear its respective costs related to the Potential Transaction, including, without limitation, the fees and expenses of its respective attorneys, accountants and financial advisors.

No Obligation. Each of the parties acknowledges and agrees that neither this Agreement nor any action taken in connection with this Agreement, other than the entry of the parties into written definitive transaction documentation providing for the Potential Transaction, will give rise to any obligation on the part of Cavium or QLogic to (a) continue any discussions or negotiations with the other party, or (b) pursue or enter into any transaction or relationship of any nature with the other party. In furtherance thereof, Cavium and QLogic expressly acknowledge and hereby agree that neither Cavium nor QLogic will have any liability to the other if either or both of Cavium or QLogic refuse or fail for any reason to enter into definitive transaction documentation for a Potential Transaction.

Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Any counterpart signed by an authorized representative of a party and delivered to the other party by email, facsimile, PDF, or other similar electronic means shall be deemed an original counterpart and duly delivered.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

CAVIUM, INC.

By:	/s/ Vincent Pangrazio
Name:	Vincent Pangrazio
Title:	SVP and General Counsel

QLOGIC CORPORATION

By:	/s/ Jean Hu
Name:	Jean Hu
Title:	Acting CEO

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